Exhibit 5.1

25 January 2021	Our Ref: JWYL/THTW/G3359-H19501

Genetron Holdings Limited

Walkers Corporate Limited

Cayman Corporate Centre

27 Hospital Road

George Town

Grand Cayman KY1-9008

Cayman Islands

Dear Sirs

Genetron Holdings Limited

We have acted as Cayman Islands legal advisers to Genetron Holdings Limited (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in relation to the registration of 23,293,767 ordinary shares of a nominal or par value of US$0.00002 each of the Company (“Ordinary Shares”) issuable pursuant to the Company’s 2019 Genetron Health Share Incentive Plan (the “2019 Plan”), 2,685,000 Ordinary Shares issuable pursuant to the Company’s 2019 Genetron Health Share Incentive Scheme (the “2019 Scheme”), and 28,812,833 Ordinary Shares issuable pursuant to the 2019 Plan and the 2019 Scheme (together, the “Plans”, and all such Ordinary Shares issuable pursuant to the Plans, the “Shares”). The Registration Statement (including the Prospectus) provides for the registration by the Company of American Depositary Shares (the “ADSs”) representing the Shares. We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1 (the “Documents”).

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any of the documents cited in this opinion nor upon matters of fact or the commercial terms of the transactions the subject of this opinion.

WALKERS	Page 2

Based upon the examinations and assumptions stated herein and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.

The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

2.	The authorised share capital of the Company is currently US$50,000 divided into 2,500,000,000 ordinary shares of a nominal or par value of US$0.00002 each.

3.

The issue and allotment of the Shares pursuant to the Plans, has been duly authorised. When allotted, issued and fully paid for as contemplated in the Plans and in accordance with the Resolutions (as defined in the Schedule 1), and when appropriate entries have been made in the Register of Members of the Company, the Shares to be issued by the Company will be validly issued, allotted, fully paid and non-assessable, and there will be no further obligation on the holder of any of the Shares to make any further payment to the Company in respect of such Shares.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ WALKERS (HONG KONG)

WALKERS (HONG KONG)

WALKERS	Page 3

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Incorporation dated 9 April 2018, the Fourth Amended and Restated Memorandum and Articles of Association as adopted by special resolution passed on 14 January 2020 and effective conditional and immediately prior to the completion of the Company’s initial public offering of American depositary shares representing its Ordinary Shares (the “Memorandum and Articles”) and the Register of Directors of the Company, copies of which have been provided to us by its registered office in the Cayman Islands (together the “Company Records”).

2.	A copy of a Certificate of Good Standing dated 21 January 2021 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

3.	Copies of executed written resolutions of the Board of Directors of the Company dated, respectively, 2 July 2019 and 20 November 2019 (the “Resolutions”).

4.	The Registration Statement.

WALKERS	Page 4

SCHEDULE 2

ASSUMPTIONS

1.

The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions or any power of attorney given by the Company to execute the Documents. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. Any translations are a complete and accurate translation of the original document they purport to translate. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

2.	The Memorandum and Articles reviewed by us are the memorandum and articles of association of the Company and are in force at the date hereof.

3.	The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.

4.

There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which restrict the powers and authority of the Directors of the Company in any way or which would affect any opinion given herein.

5.

The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

6.	The Resolutions remain in full force and effect and have not been revoked or varied.

7.

No resolution voluntarily to wind up the Company has been adopted by the members and no event of a type which is specified in the Memorandum and Articles as giving rise to the winding up of the Company (if any) has in fact occurred.

WALKERS	Page 5

SCHEDULE 3

QUALIFICATIONS

1.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.